UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14C

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

         [ ] Preliminary Information Statement
         [ ] Confidential, for Use of the Commission Only (as permitted by
             Rule 14c-5(d)(2)
         [X] Definitive Information Statement

                        P.D.C INNOVATIVE INDUSTRIES, INC.
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                (Name of Registrant as Specified In Its Chapter)

Payment of Filing Fee (Check the appropriate box)

         [X] No fee required
         [ ] Fee computed on table below per Exchange Act Rules 14c-5(g)and 0-11

(1)      Title of each class of securities to which transaction applies:
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(2)      Aggregate number of securities to which transaction applies:
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(3)      Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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(4)      Proposed maximum aggregate value of transaction:
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(5)      Total fee paid:
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[ ]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
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         (2)      Form, Schedule or Registration Statement No.:
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         (4)      Date Filed:
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         THIS INFORMATION STATEMENT IS BEING PROVIDED FOR INFORMATION PURPOSES
ONLY. WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
PROXY.

         This information statement is being mailed on or about December 12, 2003 to holders of record as of December 2, 2003 (the "Record Date"), of shares of common stock, par value $.001 of P.D.C Innovative Industries, Inc., a Nevada corporation (the "Company"). This information is being furnished pursuant to the requirements of Regulation 14C under the Securities Exchange Act of 1934, as amended (the "Exchange Act") in connection with the following actions (the "Actions") approved by the Company's directors and by written consent of shareholders owning in excess of a majority of the Company's issued and outstanding shares of common stock.

         The corporate actions involve a proposal providing for the following matters:


         - increase the number of authorized shares of common stock of the Company from 125,000,000 to 200,000,000;

         -        authorize 10,000,000 shares of blank check preferred stock;

         - effect a reverse split of the Company's common stock of 1:20 (pursuant to which the number of authorized shares of common stock will be 200,000,000 following such reverse stock split); any fractional shares post-split will be rounded up to the next whole share.

VOTING SECURITIES

         Our authorized capital stock consists of 125,000,000 shares of common stock. As of the Record Date, there were issued and outstanding 118,846,071 shares of common stock of the Company. Each share of common stock entitles its holder to one vote. There are no preemptive rights applicable to our shares of common stock.

         The record and beneficial owners as of the Record Date of 60,928,446 shares of common stock, constituting approximately 51% of the aggregate number of issued and outstanding shares of common stock, have provided the Company with a written consent approving and authorizing each of the above listed Actions (the "Written Consent"). The Company anticipates that such Actions will become effective following a waiting period of 20 calendar days from the date this Information Statement is mailed to shareholders and the filing of a Certificate of Amendment to the Company's Articles of Incorporation (the "Amendment") reflecting such Actions with the Nevada Secretary of State's Office.

         Under Nevada Law, our stockholders are not entitled to dissenters' rights or rights of appraisal with regard to the Actions authorized by the Consent.

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

REASONS FOR THE AMENDMENT

         Due to our continuing severe liquidity constraints, we have not been able to engage in any meaningful operations since approximately our last fiscal year end. Since that time, we have not been able to expend any significant funds on the further development of our health field related product and only product, the Hypo-Pro 2000 ("Hypo-Pro") (formerly Sterile-Pro 2000), which is a patent-pending device designed to dispose of contaminated hypodermic syringes after patient use.

         As the result of the need to reconfigure and retest certain components of the device in response to prior meetings and discussions with U.S. Food & Drug Administration ("FDA") and OSHA regulatory agency personnel, and financing constraints experienced post-September 11, 2001, which have continued and remain severe, our time schedule to seek and obtain FDA approval and to bring this product to market has continued to be delayed. Due to continuing severe liquidity constraints, we have been unable to proceed with further laboratory testing, which is currently anticipated to cost between approximately $100,000 - $150,000, and take up to approximately 4 to 6 months to complete once commenced, and which is required prior to submission of such device for FDA approval. Such FDA application process is currently anticipated to take up to approximately 120 days.

         The U.S. Patent and Trademark Office previously advised that it has rejected virtually all of the claims that were proffered in support of the Hypo-Pro potentially receiving patent protection. Counsel for the licensor of the Hypo-Pro has responded to such examiner requesting that the claims, as amended, be reconsidered. No assurances are given as to when a follow-on response from the U.S. Patent and Trademark Office may be received by such counsel, or if the U.S. Patent and Trademark Office will concur with any or all of such counsel's claims. In the event such agency does not so concur, meaningful patent protection may not be afforded to such product, which could in turn further adversely affect our ability to raise capital, negatively impact competitive advantages, if any, of such product, and may materially adversely impact prospective sales and marketing of such product.

         We currently believe that we will require approximately $250,000 - $350,000 for laboratory testing, commencement of the FDA approval process and for working capital and general corporate purposes over approximately the next twelve months. We have no formal or informal agreements, arrangements or understandings with any third parties and no assurances are given that we will secure such necessary funding.

         In the event we are unable to obtain equity and/or debt financing or are unable to obtain such financing on terms and conditions acceptable to us, we may need to shortly further curtail our already extremely limited operations or cease our operations.

          In light of our severe liquidity constraints, together with the fact that we have issued and outstanding 118,846,071 of our 125,000,000 shares of authorized common stock, and that our common stock has traded in the range of approximately $.01 or less since April 2003, our current management determined that it is in the best interest of the Company to restructure its current capitalization. We believe, although no assurances can be given, that such restructuring may assist the Company in obtaining equity and/or debt financing or attracting potential acquisition candidates. We have no current definitive agreements, arrangements or understandings with any third party/parties concerning such matters. Further, no assurances are given that the price per share of the Company's common stock post split will remain at or above its post-split share price; often, when reverse stock splits are undertaken, the share price of the subject issuer falls below the initial post-stock split share price.

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

         In view of the Company's current financial condition and prospects and for the other reasons described above, the Company's Board of Directors recommended to the shareholders of the Company that they authorize the execution and filing of an amendment to the Company's Articles of Incorporation as set forth on Exhibit "A," a copy of which is attached hereto and made a part hereof (the "Amendment").

         On December 2, 2003, the holders of a majority of the outstanding shares of common stock of the Company approved the Amendment. Approval by the Board of Directors and by the majority of the shareholders is adequate under Nevada law to affect the Amendment.

         On July 29, 2003, the Company executed an informal non-binding letter with Ragin' Ribs International, Inc. ("RRI"), a private food service franchising company based in Tampa, Florida, pursuant to which they expressed mutual interest in effecting a merger or other business combination. It is anticipated that such transaction, if effected at all, of which no assurances are given, will entail the formation by the Company of a wholly-owned subsidiary formed expressly for such purpose and the merger of RRI into such subsidiary with RRI being the survivor. Such transaction, if effected in such manner, will not require shareholder approval.

         Such informal non-binding letter provides, among other things, that the Company, prior to or concurrent with the consummation of a transaction, increase its authorized number of shares of common stock from 125,000,000 to 250,000,000, to authorize 25,000,000 shares of preferred stock, and to effect a reverse split of its common stock of 1:20. The letter also provides, among other things, for the purchase by RRI of our President's shares (then 45,000,000) (2,250,000 shares post-split) for $110,000 payable in the form of a non-interest bearing promissory note payable over two years, with such shares to be held in escrow pending the full payment for such shares, for certain indemnification provisions applicable to the Company's current management, and the resignation of the Company's current management at closing, which will be on a mutually agreed upon date. While such letter provided for a 30 day due diligence period, such due diligence period has been informally extended by the Company and RRI for an indefinite period.

         If a transaction with RRI were to occur, of which no assurances are given, immediately post-closing, it is anticipated that the Company's current shareholders will own approximately 3,750,000 shares (not including the 2,250,000 shares subject to the above-described escrow provision) and RRI shareholders will be issued and own approximately 44,000,000 shares of the Company, representing approximately 88% of the then issued and outstanding shares of the Company's common stock. Management of the Company is then anticipated to own approximately 40,000,000 shares, representing approximately 80% of the then issued and outstanding shares of the Company's common stock.

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

         All of such terms are non-binding.

         In the event a transaction is consummated, we are not certain at this time as to whether Company management post-closing will further pursue our health field related product, the Hypo-Pro 2000 ("Hypo-Pro") (formerly Sterile-Pro 2000), which is a patent-pending device designed to dispose of contaminated hypodermic syringes after patient use.

         In view of our current capital structure which we believe would be unsatisfactory to any prospective financing source or prospective acquisition candidate, including RRI, we have not begun to negotiate a definitive agreement with RRI, and no assurances are given that we will do so or that any transaction will ever be effected. We note, in this regard, that the Actions include a substantially reduced authorized number of shares of common stock and preferred stock than what the letter with RRI provides, as we believe such capitalization pursuant to the Actions to be more favorable to our shareholders. No assurances are given that RRI will agree to such capitalization structure, if effected, or that a transaction will be effected with RRI on the other terms and conditions discussed above, or otherwise. In view of our severe liquidity constraints, it is unlikely that a fairness opinion would be obtained in connection with any such transaction, if effected.

         In the event a transaction is not consummated, we will require substantial additional capital to further develop the Hypo-Pro and bring it to market, the availability of which no assurances are given. We have no current agreements, arrangements or understandings for financing. We believe, however, although no assurances can be given, that effecting the Amendment may improve our chances of obtaining equity financing and/or a future acquisition, and we continue to consider our limited options.

         In the event that a material financing or other transaction is not effected shortly after the consummation of the Actions, we may have no alternative but to cease operations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table presents certain information regarding the beneficial ownership of all shares of our common stock at December 2, 2003 for
(i) each person who owns beneficially more than five percent of the outstanding shares of common stock (ii) each of our directors, (iii) each named executive officer, and (iv) all directors and officers in a group.

Name and Address of          Number of Shares         Percentage of Outstanding
Beneficial Owner (1)         Beneficially Owned (2)   Shares of Common Stock (3)
--------------------         ----------------------   --------------------------
Sandra Sowers (4)                42,678,708                       35.9%
c/o Company
4411 NW 105 Terrace
Coral Springs, FL 33065

Michael Hiler (5)                        --                         --
c/o Company
4411 NW 105 Terrace
Coral Springs, FL 33065

Fern Kennedy (6)                    121,263(7)                       *
c/o Company
4411 NW 105 Terrace
Coral Springs, FL 33065

All officers and directors       42,799,971(7)                    36.0%
as a group
(3) persons

----------
 *       Less than 1%

(1) Each of the persons listed has sole voting, investment, and dispositive power, except as otherwise noted.

(2) Beneficial ownership has been determined in accordance with Rule 13d-3(d)(1)(i) under the Exchange Act; such rule, generally, includes as beneficial owners of securities, among others, any person who directly or indirectly through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power with respect to such securities, and any person who has the right to acquire beneficial ownership of such security within sixty days through a means including but not limited to the exercise of any option, warrant, right or conversion of a security.

(3) All percentages are based on 118,846,071 shares issued and outstanding as of December 2, 2003.

(4)      Mrs. Sowers is our President, Secretary, Treasurer and Director.

(5)      Mr. Hiler is our Chief Executive Officer.

(6)      Mrs. Kennedy is a Director.

(7) Includes 11,538 shares registered in the name of Fern Kennedy and Charles T. Kennedy.

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

AMENDMENT TO THE ARTICLES OF INCORPORATION

         Pursuant to the Written Consent, we have adopted a Certificate of Amendment to the Articles of Incorporation of the Company (the "Amendment"). The following description of the Amendment is qualified by reference to the full text of the Amendment described in Exhibit A.

         The principal effect of the Amendment will be to expand our equity structure by increasing the authorized shares, authorizing blank check preferred and authorizing a 1:20 reverse stock split.

         The number of shares authorized for issuance as Common Stock will be set at 200,000,000 shares (post reverse stock split), representing an increase of 75,000,000 from the 125,000,000 shares of common stock authorized prior to the adoption of the Amendment.

         The Amendment also creates a class of preferred stock with 10,000,000 shares authorized and having a par value of $.001. The preferred stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to create and provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time-to-time the number of shares to be included in each such series, and to fix the par value, designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each such series shall include, but not be limited to, determination of dividend or interest rates, conversation rates, conversion rights, conversion prices, voting rights, redemption prices and maturity dates.

         We have no current intention of creating or issuing preferred stock in the immediate future through any proposed transaction or offering.

         Pursuant to the Consent, immediately upon the effective date of the Amendment, the outstanding shares of common stock will be reverse split 1 share for each 20 shares held of Record Date.

EFFECTIVE DATE OF THE ACTIONS

         In accordance with Section 14(c) of the Securities Exchange Act of 1934, as amended, and the rules and regulations hereunder, the Actions to be effected by the Consent will not take effect until following a waiting period of 20 calendar days from the date this Information Statement is mailed to shareholders and the filing of the Amendment with the Nevada Secretary of State's Office.

OTHER MATTERS

         We will pay the cost of distributing this Information Statement, including the cost of assembling and mailing it. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of our common stock.

Very Truly Yours,

P.D.C. Innovative Industries, Inc.

By:  /s/ Michael Hiler
     ----------------------------------------
     Michael Hiler, Chief Executive Officer

                                                                       EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                          TO ARTICLES OF INCORPORATION
                                       OF
                        P.D.C INNOVATIVE INDUSTRIES, INC.
                              a Nevada Corporation

         The Articles of Incorporation of P.D.C. Innovative Industries, Inc., a Nevada corporation, (the "Corporation") are hereby amended as follows:

         By resolution of the Board of Directors adopted at a special meeting of the Board of Directors held on December 2, 2003, the Board resolved to: (i) effect a reverse stock split of the Corporation's issued and outstanding common stock by which every twenty (20) shares of issued and outstanding common stock before the split would become one (1) share of issued and outstanding common stock after the split and (ii) increase the maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time to 210,000,000 shares of capital stock consisting of 200,000,000 shares of common stock, par value $.001 per share, post-split (with any fractional shares post-split being rounded up to the next whole share) and 10,000,000 shares of preferred stock, par value $.001 per share.

         By reason of an action of stockholders taken by written consent on December 2, 2003, the holders of a majority of the then issued and outstanding shares of the common stock of this Corporation approved the reverse stock split and increase in the maximum number of shares that the Corporation shall be authorized to issue and have outstanding at any one time as further described below.

         Therefore, the Articles are amended as follows:

         Article 3 is hereby amended to read as follows:

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


         CAPITAL STOCK. The total number of shares of all classes of capital stock of the Corporation which the Corporation shall be authorized to issue and have outstanding at any one time shall be 210,000,000 which are to be divided into two classes as follows:

         200,000,000 shares of common stock, par value $.001 per share, post-split (with any fractional shares post-split being rounded up to the next whole share)

         10,000,000 shares of preferred stock, par value $.001 per share

         The preferred stock may be created and issued from time to time in one or more series and with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of preferred stock as may be adopted from time to time in the sole discretion by the Corporation's Board of Directors pursuant to the authority in this paragraph given.

         The following amendment is also added to the Articles of Incorporation:

         The Corporation shall effect a reverse stock split of the Corporation's issued and outstanding common stock by which every twenty (20) shares of issued and outstanding common stock before the split would become one (1) share of issued and outstanding common stock after the split.


Dated: _____________, 2003

                                      ------------------------------------------
                                      Michael Hiler, Chief Executive Officer

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